Exhibit 10.23

Equity Transfer Agreement

Keytech Holding Inc. (the acquirer, herein referred to as the “Party A”) and the original shareholder Xuecheng Xia with Tianjin Boai Pharmaceutical Co., Ltd. (the acquiree, herein referred to as the “Party B”) have made this Equity Transfer Agreement.

Party A: Keytech Holding Inc.
Address: 45 Old Millstone Drive, Unit #6, East Windsor, NJ 08520
Legal Representative: Chenghai Du
Title: Chairman
Nationality: Dominica

Party B: Xuecheng Xia (shareholder of Tianjin Boai Pharmaceutical Co., Ltd.)
Nationality: P.R. China
ID: 120103560326264

1.	Party B shall transfer her equity of Tianjin Boai Pharmaceutical Co., Ltd., which is equal to 81.4%, to Party A and furnish all legal documents for this equity transfer.
2.	Party A shall pay RMB 7 million to Party B for acquiring Party B’s equity.
3.

Party A shall make the payment in a single transaction to Party B within the six months since this agreement is made. Party A shall transfer the payment to Party B’s account in Bank of China. The payment is denominated in U.S. Dollars according to the exchange rate published by the State Administration of Foreign Exchange of P.R. China on the payment date.

4.	(1) Party A shall pay for the acquired equity to Party B in full amount in time according to this agreement.
(2) Party A shall seal the acquisition and provide the following documents for the incorporation of foreign-funded enterprise.
a.	Agreement and Regulations of the foreign-funded enterprise after equity transfer.
b.	Party A’s incorporation document and credit standing document.
c.	Party A’s business operation statement.
d.	Party A’s business license copy.
5.	(1) Party B shall provide the resolution to equity transfer agreement to Party A.
(2) Party B shall handle the transferring of equity.
(3) Party B shall provide audited financial statements of the past three years to Party A.
(4) Party B shall provide business operation statement.
(5) Party B shall provide the application for legally changing and incorporating the foreign-funded enterprise.

(6) Party B shall provide business license copy.

6. (1) Party A shall pay the late fee of 1% of the total payment every month if Party B does not receive the full amount of payment in 15 days after the agreed payment date referred to the terms in 3. Party A shall pay the late fee of 3% of the total payment every month and any loses if Party B does not receive the full amount of payment in three months after the agreed payment date referred to the terms in 3. If any party failed to fulfill and execute this Agreement, the liable party should make compensation to the other.

(2) Party A and Party B shall negotiate for settlement when default or misinterpretation in connection to this Agreement happens. If failed to negotiate for settlement, Party A and Party B could submit their dispute for binding arbitration to Party B’s local court.

7. This agreement is governed by the laws of P.R. China.

8. (1) This Agreement is written in Chinese and English. The final interpretation of the Chinese Agreement shall prevail.

(2) The changing and supplementing of this Agreement shall be agreed by both parties and have the same legal enforcement as this Agreement.

(3) Matters not provided for in this Agreement, by “The Business Laws of Foreign Joint Ventures of P.R. China”, shall be decided through mutual consultation.

(4) Each Party has a copy of this Agreement.

Party A:

Legal Representative Signature:

Party B: Xuecheng Xia (shareholder of Tianjin Boai Pharmaceutical Co., Ltd.)

Signature:

Date: July 5, 2007